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                                                                    Exhibit 99.2


[MANTECH INTERNATIONAL CORPORATION LOGO APPEARS HERE]


                                             Peter LaMontagne
ManTech International Corporation            Corporate Vice President
12015 Lee Jackson Highway                    703-218-8200
Fairfax, VA 22033-3300                       703-218-8296 (fax)
www.mantech.com                              Corporatecommunications@mantech.com

FOR IMMEDIATE RELEASE

                  ManTech Completes Aegis Research Acquisition

Fairfax, Virginia - August 5, 2002 - ManTech International Corporation (Nasdaq:
MANT), an information systems and technical services company serving the federal government market, announced today the closing of the transaction to acquire Aegis Research Corporation ("Aegis Research"), of Falls Church, Virginia, a leading provider of enterprise protection strategies and technical services to the federal national security community.

The closing of the transaction finalizes the terms of the definitive agreement entered into by ManTech and Aegis Research on July 1, 2002. Under the terms of the transaction, ManTech paid to Aegis Research approximately $69.1 million, which includes a purchase price adjustment. As reported previously, 2002 estimated revenue for Aegis Research is $60 million, and the price of the transaction equates to approximately 14x Aegis Research's 2002 estimated EBITDA. ManTech will fund the acquisition using proceeds from its successful initial public offering, completed in February 2002. Quarterdeck Investment Partners, LLC acted as financial advisor to Aegis Research on the transaction.

ManTech Chairman of the Board, CEO and President, George J. Pedersen welcomed the Aegis Research employees to ManTech stating, "Aegis is a premiere company in the national security marketplace and this acquisition will strengthen ManTech's capabilities in supporting the Department of Defense and the intelligence community."

As part of ManTech International Corporation, Aegis Research will operate as "ManTech Aegis Research Corporation" under the National Security Solutions Group
(NSSG), ManTech's largest division, led by Executive Vice President, Evan Hineman, former CIA Deputy Director for Science and Technology. In addition to his duties as NSSG President, Mr. Hineman will serve as President of the new ManTech entity while Mr. Rae Huffstutler, long time Aegis Research executive and former CIA Executive Director, will continue in his capacity of COO, overseeing the company's day-to-day operations. Mr. Hineman emphasized the importance of Aegis Research's unique capabilities in support of priority classified national security programs, and he noted ManTech's intention to ensure smooth transitions for the customers and employees of Aegis Research.

Commenting on the deal, Mr. Hineman stated, "In the month since signing the definitive agreement with Aegis Research, our due diligence and in-depth meetings have only increased our respect and admiration for the accomplishments and capabilities of Aegis


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ManTech Completes Aegis Research Acquisition
August 5, 2002
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Research and its dedicated employees. We are confident that the next chapter for
Aegis Research as part of the ManTech enterprise will be one of continued success and strong growth."

William H. Geiger, principal owner, CEO and President of Aegis Research affirmed the bright prospects of the combined capabilities of the two companies noting, "I am confident that we will continue to build upon a record of superior support to the nation's defense and intelligence communities under the direction of ManTech's leadership. The capabilities and resources of the combined companies will enhance our position as a leader in current markets and enhance our ability to bring innovative solutions to a rapidly expanding critical infrastructure protection market." After the acquisition closes, Mr. Geiger will join ManTech International Corporation's distinguished Advisory Board which is chaired by Admiral David E. Jeremiah, USN (Ret.), former Vice Chairman of the Joint Chiefs of Staff.

Aegis Research supports key customers and programs within the Department of Defense (DoD) and national intelligence community, including the National Reconnaissance Office (NRO), the United States Air Force, The Joint Strike Fighter Program Office, and the Counterintelligence Field Activity Program under the DoD. Aegis Research also supports numerous other classified customers on special access programs. Over 90 percent of Aegis Research's approximately 500 personnel hold government security clearances at the Top Secret level with special accesses.

Aegis Research provides expert technical support services in the following core areas: information operations (policy, strategy, analysis); information security (computer forensics, intrusion analysis, penetration testing, and network simulation); threat analysis, characterization, countermeasures and risk management; mission planning and simulation; security implementation and operations security; enterprise protection planning; and security awareness and training.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation delivers a broad array of information technology and technical services solutions to U.S. federal government customers, focusing primarily on critical national defense programs for the intelligence community and Department of Defense. ManTech designs, develops, procures, implements, operates, tests and maintains mission-critical, enterprise information technology and communication systems and infrastructures for federal government customers in the United States and 28 countries worldwide. Additional information on ManTech can be found at www.mantech.com.

Statements made in this press release which do not address historical facts could be interpreted to be forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to the following: successfully integrating Aegis Research into our operations and realizing any accretive effects; failure of government customers to exercise options under contracts; funding decisions of U.S. Government



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ManTech Completes Aegis Research Acquisition
August 5, 2002
Page 3


projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to the company's businesses and other risk factors discussed in the company's Registration Statement on Form S-1, filed with the SEC on February 7, 2002. The statements in this press release are made as of August 5, 2002, and the Company undertakes no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

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